Filed pursuant to 424(b)(3)
Registration #333-103799

SUPPLEMENT NO. 27
DATED JULY 28, 2004
TO THE PROSPECTUS DATED SEPTEMBER 15, 2003
OF INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 27 to you in order to supplement our prospectus. This supplement updates information in the "Real Property Investments" and "Plan of Distribution" sections of our prospectus. This Supplement No. 27 supplements, modifies or supersedes certain information contained in our prospectus, Supplement No. 26 dated July 20, 2004, Supplement No. 25 dated, July 8, 2004, Supplement No. 24 dated June 25, 2004, and Supplement No. 23 dated June 15, 2004, (Supplement No. 23 superseded certain information contained in our prospectus and prior supplements dated between October 23, 2003 and June 10, 2004), and must be read in conjunction with our prospectus.

Real Property Investments

The discussion under this section, which starts on page 98 of our prospectus, is modified and supplemented by the following information regarding properties we have acquired or intend to acquire.

Forks Town Center, Easton, Pennsylvania

On July 27, 2004, we purchased an existing shopping center known as Forks Town Center, containing 90,300 gross leasable square feet and two ground lease spaces. The center is located at 301 Town Center Boulevard in Easton, Pennsylvania.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $18,900,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $209 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Giant Foods, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:

Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Giant Foods	54,300	60	16.04	01/03	01/23

For federal income tax purposes, the depreciable basis in this property will be approximately $14,175,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Forks Town Center was built in 2002. As of July 1, 2004, this property was 96% occupied, with a total 86,300 square feet leased to 14 tenants and ground lease space leased to two tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Movie Gallery	3,200	09/07	44,800	14.00
Vista Bank United Trust	2,500	11/07	50,000	20.00
Subway	1,600	11/07	28,000	17.50
H & R Block	1,600	01/08	30,400	19.00
Hollywood Tans	2,400	03/08	49,416	20.59
PL Nails	1,200	04/08	22,800	19.00
China Moon	3,200	04/08	52,800	16.50
Catanzaretti's Pizza	2,400	05/08	42,000	17.50
Something Different	1,600	09/08	32,000	20.00
Holiday Hair	1,600	09/08	32,000	20.00
D & J Cleaners	1,200	11/08	19,200	16.00
Data Danz	1,400	04/09	19,890	14.21
Fox Hallmark	5,400	08/09	129,600	24.00
Giant Foods	54,300	01/23	870,972	16.04
Giant Gas Station (Ground Lease)	TBD	01/23	12,500	N/A
Dunkin Donuts (Ground Lease)	2,700	08/13	40,000	N/A

TBD = To be determined

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Plaza at Marysville, Marysville, Washington

On July 26, 2004, we purchased an existing shopping center known as Plaza at Marysville, containing 115,656 gross leasable square feet and one ground lease space. The center is located at State Avenue and Grove Street, in Marysville, Washington.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $21,266,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $184 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Safeway, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:

Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Safeway	53,850	47	11.00	07/01	07/21

For federal income tax purposes, the depreciable basis in this property will be approximately $15,950,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Plaza at Marysville was built in 1995. As of July 1, 2004, this property was 96% occupied, with a total 111,356 square feet leased to 25 tenants and one ground lease space. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

The Everett Clinic	1,200	03/04	24,600	20.50
Alderwood Auto Glass	1,500	07/05	20,112	13.41
Northwest Credit Union	1,300	11/05	24,050	18.50
Supercuts	1,300	11/05	24,696	19.00
GNC	1,422	01/06	25,344	17.82
Marysville Daycare	7,345	01/06	97,321	13.25
Alta's Pet Gallery	3,375	05/06	43,872	13.00
Papa Murphy's	1,300	07/06	26,004	20.00
Safeway District Office	901	07/06	12,468	13.84
Mail Box Junction	904	09/06	17,176	19.00
Alpha Denture Clinic	904	10/06	17,172	19.00
Hi-Tek Nails	863	11/06	18,120	21.00
Play It Again Sports	3,000	11/06	50,720	16.91
Fowlds Cleaners	1,500	12/06	25,872	17.25
Sally Beauty Supplies	1,300	01/07	24,696	19.00
Cigar Land	1,050	03/07	21,636	20.61
Check into Cash	1,546	07/07	30,920	20.00
Edward Jones	1,500	07/08	27,000	18.00
Rent-A-Center	3,961	09/08	51,492	13.00
The Sun Factory	1,803	09/08	32,454	18.00
Hollywood Video	6,540	08/09	98,100	15.00
Party City	7,992	01/10	107,892	13.50
Safeway Fuel Site	N/A	01/11	50,000	N/A
Home Street Bank	4,000	12/20	80,004	20.00
Safeway	53,850	07/21	592,356	11.00
Subs & More	1,000	Month-to-Month	18,000	18.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Wrangler Company, Western Headquarters and Distribution Facility, El Paso, Texas

On July 22, 2004, we purchased an existing freestanding office and distribution center leased to Wrangler Company, containing 316,800 gross leasable square feet. The center is located at 12173 Rojas Drive in El Paso, Texas.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $18,476,800. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $58 per square foot of leasable space.

We purchased this property with our own funds. On July 26, 2004, we obtained financing in the amount of $11,300,000. The loan requires interest only payments at an annual rate of 5.09% and matures August 2009.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Wrangler Company, will lease 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:

Base Rent
	Approximate	Per Square
	GLA Leased	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	Annum ($)	Beginning	To

Wrangler Company	316,800	4.75	11/93	11/13

For federal income tax purposes, the depreciable basis in this property will be approximately $13,858,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Gateway Plaza Shopping Center, Southlake, Texas

On July 21, 2004, we purchased an existing shopping center known as Gateway Plaza Shopping Center, containing 358,193 gross leasable square feet. The center is located on State Highway 114 and Southlake Boulevard, in Southlake, Texas.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $33,025,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $92 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kohl's, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:

Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Kohl's	87,423	24	5.74	09/00	01/21

For federal income tax purposes, the depreciable basis in this property will be approximately $24,769,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Gateway Plaza Shopping Center was built in 2000. As of July 1, 2004, this property was 93% occupied, with a total 334,132 square feet leased to 26 tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Cool Cuts for Kids	1,194	09/05	28,656	24.00
Old Navy	25,000	09/05	225,000	9.00
Mattress Firm	4,008	09/05	88,176	22.00
Rack Room	7,996	09/05	147,926	18.50
Dress Barn	8,127	10/05	142,223	17.50
Carpet Mills of America	3,493	11/05	76,846	22.00
Baker Brothers	3,000	12/05	75,000	25.00
Calico Corners	5,278	12/05	126,672	24.00
Chipotle Mexican Grill	2,432	12/05	59,025	24.27
Fitness Headquarters	2,500	01/06	57,500	23.00
Home Theater Store	6,100	02/08	152,500	25.00
Dami Japanese	4,253	11/08	114,831	27.00
Bassett Furniture	10,202	09/09	98,143	9.62
Michaels	23,428	02/10	257,708	11.00
T.J. Maxx	30,600	09/10	267,750	8.75
Ultra Cosmetics & Salon	11,250	10/10	202,500	18.00
Thomasville Home Furniture	18,615	12/10	252,792	13.58
Bed Bath & Beyond	30,000	01/11	330,000	11.00
Anamia's Retail	5,058	02/11	126,450	25.00
Aaron Brothers Art & Frame	6,500	02/11	143,000	22.00
Starbucks	1,830	03/11	54,900	30.00
Pearle Vision	3,027	10/12	71,437	23.60
Zales	3,587	11/13	60,979	17.00
OfficeMax	23,801	01/16	261,335	10.98
Bank of America	5,430	12/20	190,000	34.99
Kohl's	87,423	01/21	502,187	5.74

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Wal-Mart Supercenter, Blytheville, Arkansas

On July 21, 2004, we purchased an existing retail store known as Wal-Mart Supercenter, containing 183,211 gross leasable square feet. The store is located at 3700 Highway 18, in Blytheville, Arkansas.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $12,935,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $71 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Wal-Mart Supercenter, leases 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:

Base Rent
	Approximate	Per Square
	GLA Leased	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	Annum ($)	Beginning	To

Wal-Mart Supercenter	183,211	4.93	04/99	04/19

For federal income tax purposes, the depreciable basis in this property will be approximately $9,701,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Gateway Village, Annapolis, Maryland

On July 21, 2004, we entered into a joint venture agreement with the current owners of an existing shopping center known as Gateway Village, containing 273,904 gross leasable square feet. The center is located at Housley Road and Defense Highway in Annapolis, Maryland.

We entered into a joint venture agreement with the current owners of this property who are unaffiliated third parties. We made a capital contribution in the amount of $49,513,455 to this joint venture and received an equity interest representing majority ownership and operating control of this joint venture.

We made our capital contribution to the joint venture with our own funds. On July 21, 2004, we obtained financing in the form of two loans totaling $31,458,000. The first loan requires interest only payments on $27,233,000 at an annual rate of the three month LIBOR Rate and 113 basis points and matures July 2009. The second loan requires interest only payments on $4,225,000 at an annual interest rate of the three month LIBOR Rate and 200 basis points and matures August 2005. Through additional joint ventures, the joint venture partners may acquire additional properties, which would be managed by our joint venture partner.

Three tenants, Safeway, Burlington Coat Factory and Best Buy, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Safeway	53,000	19	10.00	06/02	06/22

Burlington Coat Factory	68,400	25	6.29	03/99	02/09

Best Buy	58,000	21	17.00	04/96	04/11

For federal income tax purposes, the depreciable basis in this property will be approximately $37,135,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Gateway Village was built in 1996. As of July 1, 2004, this property was 99% occupied, with a total 270,704 square feet leased to 15 tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Rugged Wearhouse	9,981	03/05	129,753	13.00
Big Screen Store	3,525	10/05	88,125	25.00
Regional Acceptance Corp	2,000	02/06	40,318	20.16
Career Partners	1,600	02/06	35,646	22.28
Chesapeake Open MRI	3,000	04/06	70,020	23.34
Annapolis Hair	6,400	03/07	92,383	14.43
Standard Carpet	3,975	08/07	109,979	27.67
Beneficial Maryland	3,323	05/08	63,137	19.00
Burlington Coat Factory	68,400	02/09	430,543	6.29
US Army	2,993	04/09	58,940	19.69
Best Buy	58,000	04/11	986,000	17.00
Staples	24,491	08/11	404,101	16.50
Sakura	4,600	12/11	82,800	18.00
PetSmart	25,416	01/12	419,364	16.50
Safeway	53,000	06/22	530,000	10.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Towson Circle, Towson, Maryland

On July 21, 2004, we entered into a joint venture agreement with the current owners of an existing shopping center known as Towson Circle, containing 116,954 gross leasable square feet of which 8,838 is a ground lease. The center is located at York, Dulaney Valley and Joppa Roads, in Towson, Maryland.

We entered into a joint venture agreement with the current owners of this property, who are unaffiliated third parties. We made a capital contribution in the amount of $28,450,000 to this joint venture and received an equity interest representing majority ownership and operating control of this joint venture.

We made our capital contribution to the joint venture with our own funds. On July 21, 2004, we obtained financing in the form of two loans totaling $19,197,500. The first loan requires interest only payments on $15,647,500 at an annual rate of 5.10% and matures July 2009. The second loan requires interest only payments on $3,550,000 at an annual rate of 3.60% for the first ninety days and thereafter at the three month LIBOR Rate and 200 basis points. The loan matures August 2005. Through additional joint ventures, the joint venture partners may acquire additional properties, which would be managed by our joint venture partner.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Four tenants, Barnes & Noble, Trader Joe's East, Bally Total Fitness and Pier 1, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Barnes & Noble	31,222	29	20.42	11/98	11/13

Trader Joe's East	11,875	11	28.63	07/00	09/10

Bally Total Fitness	21,713	20	21.00	12/99	12/14

Pier 1 Imports	12,252	11	19.62	12/98	02/09

For federal income tax purposes, the depreciable basis in this property will be approximately $21,338,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Towson Circle was built in 1998. As of July 1, 2004, this property was 91% occupied, with a total 106,221 square feet leased to 12 tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Storehouse, Inc.	6,345	09/04	159,260	25.10
Mattress Discounters	2,518	05/05	62,950	25.00
T-Mobile	1,996	09/05	52,739	26.42
Hollywood Tanning System	2,087	09/07	58,728	28.14
Sprint PCS	3,128	11/08	86,250	27.57
Pier 1 Imports	12,252	02/09	240,350	19.62
Trader Joe's East	11,875	09/10	340,000	28.63
Country Curtains	4,000	09/10	80,000	20.00
Barnes & Noble	31,222	11/13	637,553	20.42
Bally Total Fitness	21,713	12/14	455,970	21.00
ATM Machines	247	04/15	5,400	21.86
Bahama Breeze Restaurant (Ground Lease)	8,838	10/18	238,336	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Potential Property Acquisitions

We are currently considering acquiring the properties listed below. Our decision to acquire these properties will generally depend upon:

  no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;
  our receipt of sufficient net proceeds from this offering and financing proceeds to make these acquisition; and
  our receipt of satisfactory due diligence information including appraisals, environmental reports and lease information.

Other properties may be identified in the future that we may acquire before or instead of these properties. We cannot guarantee that we will complete these acquisitions.

In evaluating these properties as potential acquisitions and determining the appropriate amount of consideration to be paid for each property, we have considered a variety of factors including, overall valuation of net rental income, location, demographics, quality of tenant, length of lease, price per square foot, occupancy and the fact that overall rental rate at the shopping center is comparable to market rates. We believe that these properties are well located, have acceptable roadway access, are well maintained and have been professionally managed. These properties will be subject to competition from similar shopping centers within their market area, and their economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to our decision to acquire these properties.

Woodbury Village Shopping Center, Woodbury, Minnesota

We anticipate purchasing an existing community shopping center known as Woodbury Village Shopping Center, containing 442,208 gross leasable square feet. The shopping center consists of the following shopping centers: Woodbury Village, Woodbury Village Green, The Shoppes of Woodbury and Woodale Shopping Center. The center is located at 7000-7250 Valley Creek Plaza in Woodbury, Minnesota.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $68,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $154 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Kohl's and Rainbow Foods (Roundy's), each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Kohl's	92,781	21	8.31	03/92	01/13

Rainbow Foods (Roundy's)	65,808	15	8.50	02/92	02/12

For federal income tax purposes, the depreciable basis in this property will be approximately $51,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Woodbury Village was built in 1992 and 1993. As of July 1, 2004, this property was 100% occupied, with a total 422,208 square feet leased to 58 tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Woodbury Village
AT & T Wireless	2,800	02/06	51,800	18.50
Creative Kidstuff	2,895	07/06	47,768	16.50
Creative Kidstuff (Storage)	903	07/06	9,030	10.00
Starbucks Coffee	3,120	11/06	64,802	20.77
Great Clips	1,200	02/07	22,800	19.00
Applebee's	5,000	03/07	121,000	24.20
RadioShack	2,200	03/07	35,200	16.00
Casual Corner	5,832	04/07	104,976	18.00
Premier Cleaners	800	04/07	14,400	18.00
Famous Footwear	5,500	04/07	71,500	13.00
Pets Advantage	4,083	04/07	53,079	13.00
Gander Mountain	20,638	04/07	199,982	9.69
Music-Go-Round	3,132	07/07	58,099	18.55
Pearle Vision	2,750	09/07	57,750	21.00
Dress Barn	7,235	12/07	115,760	16.00
Hallmark Cards	6,085	01/08	79,105	13.00
Barnes & Noble	15,300	01/08	229,500	15.00
Pack-N-Mail	1,600	04/08	32,000	20.00
Fioceilo's Hairstyling	2,475	05/08	44,550	18.00
Mattress Giant	13,885	05/08	135,379	9.75
Select Comfort	2,222	07/08	42,218	19.00
Foot Solutions	1,488	09/08	26,784	18.00
Marshalls	29,107	10/08	261,963	9.00
Fast Frame	1,338	02/09	26,760	20.00
Bartlett Chiropractic Health	2,525	04/10	32,825	13.00
Walgreens	12,544	01/12	163,072	13.00
Rainbow Foods (Roundy's)	65,808	01/12	559,368	8.50
Movie Gallery	9,000	03/12	180,000	20.00
The Oriental Restaurant	4,227	06/12	81,370	19.25
Kohl's	92,781	01/13	771,000	8.31

Woodbury Village Green

Jenny Craig Weight Loss Center	2,059	11/04	33,974	16.50
Carlson Travel	1,032	12/04	19,608	19.00
Gingis Formal Wear	2,000	03/05	32,000	16.00
2nd Wind	4,000	07/05	64,000	16.00
GameStop	1,800	10/05	27,000	15.00
General Nutrition Center	1,530	10/06	26,010	17.00
Austad's Golf	5,080	01/07	71,120	14.00
Broadway Pizza	2,682	01/09	53,238	19.85
ProEx Photo (Ritz Camera)	2,400	01/09	64,800	27.00
Best Buy	35,520	01/09	348,096	9.80
Paper Warehouse	8,035	02/09	104,455	13.00
Frank's Nursery & Crafts	18,761	01/14	231,511	12.34

The Shoppes at Woodbury Village

Charly Cosmetics	691	08/06	13,410	19.41
Cutie Patootie	693	09/06	13,446	19.40
Advanced Wireless	1,219	10/06	28,930	23.73
Wedgewood Jewelers	1,862	11/06	40,160	21.57
The Bread Gallery	1,143	06/07	27,126	23.73
Inizio (Gift Store)	1,146	08/07	25,956	22.65
Sports Barbers	1,018	08/07	23,058	22.65
Top Shelf Athletics	1,098	08/07	20,128	18.33
Cold Stone Creamery	1,372	12/07	29,340	21.38
Rocky Mountain Chocolate Factory	1,157	08/08	26,208	22.65
Papa Murphy's Pizza	1,347	09/08	30,513	22.65
Noodles & Company	2,720	08/11	72,725	26.74
Chipolte Mexican Grill	2,526	09/11	67,550	26.74
Joey's Only Seafood Restaurant	2,442	09/13	50,934	20.86
Running Room	1,402	11/13	34,753	24.79

Woodale

Ciatti's Italian Restaurant	7,000	04/07	130,000	18.57

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Manchester Meadows, Town and Country, Missouri

We anticipate purchasing an existing shopping center known as Manchester Meadows, containing 454,102 gross leasable square feet (which includes 3,412 square feet of ground lease space).. The center is located at 13901 Manchester Road, in Town and Country, Missouri.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $56,481,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $124 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Wal-Mart and Home Depot, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Wal-Mart	154,717	34	7.00	01/95	01/15

Home Depot	111,175	24	7.47	11/94	11/19

For federal income tax purposes, the depreciable basis in this property will be approximately $42,361,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Manchester Meadows was built in 1994 and 1995. As of July 1, 2004, this property was 96% occupied, with a total 437,702 square feet leased to 22 tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Sears Portrait Studio	2,123	03/05	39,063	18.40
Linens 'N Things	34,917	01/05	367,289	10.52
Payless Shoe Source	3,000	05/05	55,200	18.40
HobbyTown USA	2,450	07/05	44,100	18.00
Chic Nails	1,400	05/06	27,475	19.63
Town & Country Tobacco	1,400	01/07	27,417	19.58
Fast Track Fitness	3,000	02/07	55,500	18.50
United States Postal Service	3,500	04/07	63,245	18.07
Cobblestone Shoe Repairs	1,400	04/07	26,600	19.00
3 Day Blinds	4,550	03/08	110,716	24.33
Art & Frame	1,400	11/08	29,050	20.75
St. Louis Playscapes	7,500	12/08	155,000	20.67
99 Cent Only Store	3,000	01/09	51,000	17.00
Great Clips	1,400	04/09	27,633	19.74
Memories Unlimited	2,500	04/09	44,167	17.67
OfficeMax	23,920	11/09	239,200	10.00
PETsMART	27,438	03/10	249,228	9.08
Wal-Mart	154,717	01/15	1,083,018	7.00
The Sports Authority	40,500	11/14	324,000	8.00
Home Depot	111,175	11/19	830,088	7.47
St. Louis Playscapes	3,000		54,000	18.00
Boston Chicken (Ground Lease)	3,412	08/05	79,200	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Lake Mary Pointe, Orlando, Florida

We anticipate purchasing an existing shopping center known as Lake Mary Pointe, containing 51,052 gross leasable square feet. The center is located at U.S. 17/92 and Weldon Boulevard, in Orlando, Florida.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $6,650,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $130 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:

Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Publix	37,866	74	8.60	12/99	12/19

For federal income tax purposes, the depreciable basis in this property will be approximately $4,987,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Lake Mary Pointe was built in 1999. As of July 1, 2004, this property was 96% occupied, with a total 48,952 square feet leased to nine tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

GNC	1,050	12/04	23,930	22.79
Hair Cuttery	1,050	02/05	23,237	22.13
Avenue Nails	1,043	08/05	24,969	23.94
Pak Mail Center	1,050	09/05	23,006	21.91
Vivonia's Italian Pizzeria	3,750	09/06	81,938	21.85
White Swan Cleaners	1,050	01/09	16,800	16.00
Subway	1,050	02/09	17,063	16.25
China Cook	1,043	07/11	20,161	19.33
Publix	37,866	12/19	325,648	8.60

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Plan of Distribution

The following new subsection is inserted at the end of this section on page 148 our prospectus.

Update

The following table updates shares sold in our offering as of July 23, 2004:

		Gross	Commission and fees	Net
	Shares	proceeds ($)	($) (1)	proceeds ($)

From our advisor	20,000	200,000	-	200,000

Our offering began September 15, 2003:	95,642,708	956,351,525	99,874,692	856,476,833

Shares sold pursuant to our distribution reinvestment program	992,862	9,432,194	-	9,432,194

	96,655,570	965,983,719	99,874,692	866,109,027

(1) Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.